Exhibit 4.1

AMASS BRANDS INC.

AMENDMENT NO. 2 TO WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Amendment No. 2 to the Warrant to Purchase Shares of Common Stock (this “Amendment”), dated as of June 12, 2026 (the “Effective Date”), is entered into by and between AMASS Brands Inc., a Delaware corporation (the “Company”), and Streeterville Capital, LLC, a Utah limited liability company (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to a Securities Purchase Agreement dated March 17, 2026, pursuant to which the Company issued a common stock purchase warrant, as amended by Amendment No. 1 to the Warrant to Purchase Shares of Common Stock, dated as of May 29, 2026 (the “Warrant”);

WHEREAS, pursuant to Section 8 of the Warrant, the Warrant may be amended or supplemented by an instrument in writing signed by the parties thereto; and

WHEREAS, the Company and the Investor desire to amend the Warrant on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant.

2. Amendment to Attachment 1. Attachment 1 to the Warrant is hereby amended by deleting the definition of “Exercise Price” set forth in Item A5 thereof in its entirety and replacing it with the following:

A5. “Exercise Price” means (a) $3.00 per Warrant Share for any exercise occurring during the period commencing on June 12, 2026, and ending ninety (90) days thereafter (the “Reduced Exercise Price Period”); provided, that the Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice; or (b) $16.00 per Warrant Share for any exercise occurring after the expiration or earlier termination of the Reduced Exercise Price Period.

3. Disclosure. Within two (2) days of the Effective Date, the Company will file a 424B “sticker update” to its outstanding S-1 registration statement (File No. 333-294941) to disclose this Amendment. This Amendment will become effective upon the filing of such sticker update.

4. Ratification of Warrant. Except as expressly amended by this Amendment, all of the terms and conditions of the Warrant remain unchanged and in full force and effect. The Warrant, as amended by this Amendment, is hereby ratified and confirmed in all respects.

5. Effect of Amendment. From and after the Effective Date, all references in the Warrant to “this Warrant,” “hereof,” “herein,” or words of similar import shall mean and refer to the Warrant as amended by this Amendment.

6. Governing Law. This Amendment and all matters arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8. Entire Agreement. This Amendment represents the entire agreement of the parties with shall supersede any and all prior agreements, arrangements, and understandings between the parties with respect to the subject matter herein.

9. Modification. This Amendment may not be amended, modified, or supplemented except by an instrument in writing signed by each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the Effective Date.

COMPANY:

AMASS BRANDS INC.

By:	/s/ Mark Lynn

Name: Mark Lynn

Title: Chief Executive Officer

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:	/s/ John Fife

Name: John Fife

Title: President